Exhibit 99.1

HireQuest Reports Financial Results for Third Quarter 2022

Q3 2022 Royalty Revenue Grows 13.7% YoY to $7.4 million

Q3 2022 Net Income from Continuing Operations Increases 29.9% YoY to $4.1 million

GOOSE CREEK, South Carolina – November 3, 2022 – HireQuest, Inc. (Nasdaq: HQI), a national franchisor of direct dispatch, executive search, and commercial staffing services, today reported financial results for the third quarter ended September 30, 2022.

Third Quarter 2022 Summary

●	Franchise royalties increased 13.7% to $7.4 million compared to $6.5 million in the prior year period. Excluding acquisitions made in 2022, franchise royalties increased 7.3%.
●	Staffing revenue from owned locations was $1.5 million.
●	Gross profit increased 19.7% to $8.2 million compared to $6.9 million in the prior year period.
●

Net income from continuing operations increased 29.9% to $4.1 million, or $0.30 per diluted share, compared to net income from continuing operations of $3.2 million, or $0.23 per diluted share in the prior year period.

●	Adjusted EBITDA of $6.6 million compared to $5.3 million in the prior year period.
●	Announced the addition of Happy Faces Personnel Group to Atlanta-based Snelling Franchise

Year-To-Date 2022 Summary

●	Franchise royalties increased 39.2% to $21.2 million compared to $15.2 million for the nine-months ended September 30, 2021. Excluding acquisitions made in 2022, franchise royalties increased 32.1%.
●	Staffing revenue from owned locations was $3.9 million.
●	Gross profit increased 49.9% to $24.0 million compared to $16.0 million in the prior year period.
●

Net income from continuing operations was $9.5 million, or $0.69 per diluted share, compared to net income from continuing operations of $9.7 million, or $0.71 per diluted share in the prior year period.

●	Adjusted EBITDA of $17.9 million compared to $9.6 million in the prior year period.

System-wide sales for the third quarter of 2022 were $123.2 million compared to $101.9 million for the same period in 2021. System-wide sales for the year-to-date period were $344.3 million compared to $247.7 million in the first nine months of 2021.

Rick Hermanns, HireQuest’s President and Chief Executive Officer, commented, “We’re pleased to have delivered strong third quarter performance, reflecting solid topline and operational growth as we effectively execute our franchised staffing model. During the quarter we welcomed Happy Faces Personnel to our Atlanta-based Snelling franchise, strengthening our presence in this growing market. Across the U.S. we assist businesses in meeting their essential staffing needs by providing a quality pool of skilled workers on demand as workflow dictates, allowing our customers to avoid the cost and commitment of permanent hiring decisions. While the current economic environment is tenuous in many ways, the demand for temporary and commercial staffing services from our franchisees remains strong as rising wages and labor shortages persist, and with our national footprint and growing brand recognition, we believe that we are well positioned to benefit from this economic environment.”

Third Quarter 2022 Financial Results

The company’s gross profit is calculated by aggregating its revenue derived from franchise royalties, gross profit from owned locations, and service revenue. Franchise royalties are the royalties earned from franchisees primarily on the basis of their sales to their customers. Gross profit from owned locations is sales at owned locations less the cost of staffing revenue. Service revenue consists of interest charged to franchisees on overdue accounts and other fees for optional services we provide our franchisees.

Franchise royalties in the third quarter of 2022 were $7.4 million compared to $6.5 million in the year-ago quarter. Service revenue was $429 thousand compared to $341 thousand in the prior-year quarter. Staffing revenue from owned locations was $1.5 million. Total revenue in the third quarter of 2022 was $9.4 million compared to $6.9 million in the year-ago quarter, an increase of 36.0%.

Gross profit in the third quarter of 2022 was $8.2 million compared to $6.9 million in the year-ago quarter, an increase of 19.7%.

Selling, general and administrative (“SG&A”) expenses in the third quarter of 2022 were $2.4 million or 1.9% of system-wide sales compared to $3.0 million, or 3.0% of system-wide sales for the third quarter last year. The decrease in SG&A expense is primarily due to a decrease in net workers compensation benefits which was partially offset by increased compensation expense as a result of increased headcount to support higher system-wide sales. Reserves based on recent claims resolution and experience were reduced during the quarter. Most of the workers compensation benefit relates to the Snelling reserve assumed at the time of acquisition that are in run off.

Income tax expense was approximately $946 thousand, a net effective tax rate of 18.6%, for the three months ended September 30, 2022. Income tax expense for the prior year period was $325 thousand, a net effective tax rate of 9.2%. The lower effective tax rate in 2021 was a result of a non-taxable bargain purchase gain recognized in 2021.

Net income from continuing operations in the third quarter of 2022 increased 29.9% to $4.1 million, or $0.30 per diluted share, compared to net income from continuing operations of $3.2 million, or $0.23 per diluted share, in the third quarter last year.

Adjusted EBITDA for the third quarter of 2022 was $6.6 million compared to $5.3 million in the third quarter last year.

Year-To-Date 2022 Financial Results

Franchise royalties for the nine months ended September 30, 2022, were $21.2 million compared to $15.2 million for the same period in 2021. Service revenue was $1.7 million compared to $741 thousand in the prior-year period. Staffing revenue from owned locations for the 2022 year-to-date period was $3.9 million. Total revenue was $26.8 million compared to $16.0 million in the same year-ago period, an increase of 67.6%.

Gross profit in the first nine months of 2022 was $24.0 million compared to $16.0 million in the prior-year period, an increase of 49.9%.

SG&A expenses in the first nine months of 2022 were $8.8 million or 2.5% of system-wide sales compared to $8.9 million, or 3.6% of system-wide sales for the same period of 2021. The decrease in SG&A was primarily driven by a decrease in net workers compensation expense which was partially offset by increased compensation expense as a result of increased headcount to support higher system-wide sales. During the year we have reduced our reserves based on recent claims resolution and experience. Most of the workers compensation benefit relates to the Snelling reserve assumed at the time of acquisition and will run off as claims are resolved.

For the first nine months of 2022, other miscellaneous expense was approximately $2.0 million, compared to other miscellaneous income of $3.9 million for the first nine months of 2021. The first nine months of 2022 includes recognition of approximately $2.2 million in losses resulting from the conversion of the Temporary Alternatives, Dubin, and Northbound acquisitions to franchises, and a $150 thousand non-royalty-based incentive given to a franchisee during an expansion and acquisition of one of their competitors. Other miscellaneous income in the nine months ended September 30, 2021 includes a bargain purchase gain of approximately $4.9 million from the Snelling acquisition.

Net income from continuing operations in the year-to-date period for 2022 was $9.5 million, or $0.69 per diluted share, compared to net income from continuing operations of $9.7 million, or $0.71 per diluted share, in same year-ago period.

Adjusted EBITDA for the first nine months of 2022 was $17.9 million compared to $9.6 million in the same prior-year period.

Balance Sheet and Capital Structure

Cash was $1.5 million as of September 30, 2022, compared to $1.3 million as of December 31, 2021.

Total assets were $89.8 million as of September 30, 2022. Total liabilities were $33.9 million.

Working capital as of September 30, 2022, was $25.3 million compared to $20.5 million as of December 31, 2021.

At September 30, 2022 the Company had approximately $26.1 million in availability on its revolving credit facility.

On September 15, 2022, the company paid a quarterly cash dividend of $0.06 per share of common stock to shareholders of record as of September 1, 2022. The Company intends to pay a $0.06 cash dividend on a quarterly basis, but the declaration of any dividend and the exact amount each quarter will be based on its business results and financial position, and is subject to board of director discretion.

Conference Call

HireQuest will hold a conference call to discuss its financial results.

Date:                                         Thursday, November 3, 2022

Time:                                         5:00 p.m. Eastern time

Toll-free dial-in number:          888-506-0062

International dial-in number:    973-528-0011

Entry Code:                               770748

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization.

The conference call will be broadcast live and available for replay at https://www.webcaster4.com/Webcast/Page/2359/46966 and via the investor relations section of HireQuest’s website at www.hirequest.com.

A replay of the conference call will be available through November 17, 2022.

Toll Free: 877-481-4010

International: 919-882-2331

Replay Passcode: 46966

About HireQuest

HireQuest, Inc. is a nationwide franchisor of direct dispatch, executive search, and commercial staffing solutions for HireQuest Direct, HireQuest, Snelling, Link, and Northbound Executive Search franchised offices across the United States. Through its national network of over 225 franchisee-owned offices in more than 38 states and the District of Columbia, HireQuest provides employment for approximately 75,000 individuals annually that work for thousands of customers in numerous industries including construction, light industrial, manufacturing, hospitality, clerical, medical, travel, financial services, and event services. For more information, visit www.hirequest.com.

Important Cautions Regarding Forward-Looking Statements

This news release includes, and the company’s officers and other representatives may sometimes make or provide certain estimates and other forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Exchange Act, including, among others, statements with respect to future economic conditions, future revenue or sales and the growth thereof; operating results; anticipated benefits of acquisitions, or the status of integration of those entities; the declaration, or not, of future dividends; and other similar statements. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will,” and similar references to future periods.

While the company believes these statements are accurate, forward-looking statements are not historical facts and are inherently uncertain. They are based only on the company’s current beliefs, expectations, and assumptions regarding the future of its business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. The company cannot assure you that these expectations will occur, and its actual results may be significantly different. Therefore, you should not place undue reliance on these forward-looking statements. Important factors that may cause actual results to differ materially from those contemplated in any forward-looking statements made by the company include the following: the level of demand and financial performance of the temporary staffing industry; the financial performance of the company’s franchisees; changes in customer demand; the effects of any global pandemic including the impact of COVID-19; economic uncertainty caused by macroeconomic trends including potential inflation or a recessionary environment; uncertainty in the supply chain or economy caused by Russia’s invasion of Ukraine; the relative success or failure of acquisitions and new franchised offerings; the extent to which the company is successful in gaining new long-term relationships with customers or retaining existing ones, and the level of service failures that could lead customers to use competitors’ services; significant investigative or legal proceedings including, without limitation, those brought about by the existing regulatory environment or changes in the regulations governing the temporary staffing industry and those arising from the action or inaction of the company’s franchisees and temporary employees; strategic actions, including acquisitions and dispositions and the company’s success in integrating acquired businesses including, without limitation, successful integration following any of our various acquisitions; disruptions to the company’s technology network including computer systems and software; natural events such as severe weather, fires, floods, and earthquakes, or man-made or other disruptions of the company’s operating systems; and the factors discussed in the “Risk Factors” section and elsewhere in the company’s most recent Annual Report on Form 10-K and the quarterly reports on Form 10-Q filed thereafter.

Any forward-looking statement made by the company or its management in this news release is based only on information currently available to the company and speaks only as of the date on which it is made. The company and its management disclaim any obligation to update or revise any forward-looking statement, whether written or oral, that may be made from time to time, based on the occurrence of future events, the receipt of new information, or otherwise, except as required by law.

Company Contact:                                                          Investor Relations Contact:

HireQuest, Inc.                                                                  IMS Investor Relations

David Hartley, Director of Corporate Development         John Nesbett/Jennifer Belodeau

(800) 835-6755                                                                  (203) 972-9200

Email: cdhartley@hirequest.com                                      Email: hirequest@imsinvestorrelations.com

-- Tables Follow –

HireQuest, Inc. Consolidated Balance Sheets
(in thousands, except par value data)	September 30, 2022	December 31, 2021
ASSETS	(unaudited)
Current assets
Cash	$1,535	$1,256
Accounts receivable, net of allowance for doubtful accounts	45,686	38,239
Notes receivable	1,272	1,481
Prepaid expenses, deposits, and other assets	1,313	659
Prepaid workers' compensation	873	369
Current assets held for sale - discontinued operations	204	-
Total current assets	50,883	42,004
Property and equipment, net	4,397	4,454
Workers’ compensation claim payment deposit	1,231	948
Franchise agreements, net	17,714	18,848
Other intangible assets, net	11,568	8,078
Goodwill	1,075	-
Other assets	447	334
Notes receivable, net of current portion and reserve	2,452	2,686
Total assets	$89,767	$77,352

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$206	$1,126
Line of credit	2,206	171
Term loans payable	699	210
Other current liabilities	2,662	2,658
Accrued payroll, benefits, and payroll taxes	3,411	3,687
Due to franchisees	11,380	7,496
Risk management incentive program liability	1,199	1,632
Workers' compensation claims liability	3,852	4,491
Total current liabilities	25,615	21,471
Term loan payable, net of current portion	3,429	2,856
Deferred tax liability	-	473
Workers' compensation claims liability, net of current portion	2,591	3,759
Franchisee deposits	2,242	2,058
Total liabilities	33,877	30,617
Commitments and contingencies (Note 8)
Stockholders' equity
Preferred stock - $0.001 par value, 1,000 shares authorized; none issued	-	-
Common stock - $0.001 par value, 30,000 shares authorized; 13,905 and 13,745 shares issued, respectively	14	14
Additional paid-in capital	32,365	30,472
Treasury stock, at cost - 40 shares	(146)	(146)
Retained earnings	23,657	16,395
Total stockholders' equity	55,890	46,735
Total liabilities and stockholders' equity	$89,767	$77,352

HireQuest, Inc. Consolidated Statements of Income (unaudited)
	Three months ended		Nine months ended
(in thousands, except per share data)	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Franchise royalties	$7,433	$6,540	$21,226	$15,250
Staffing revenue, owned locations	1,499	-	3,891	-
Service revenue	429	341	1,677	741
Total revenue	9,361	6,881	26,794	15,991
Cost of staffing revenue, owned locations	1,123	-	2,832	-
Gross profit	8,238	6,881	23,962	15,991
Selling, general and administrative expenses	2,395	3,044	8,763	8,927
Depreciation and amortization	601	366	1,777	1,065
Income from operations	5,242	3,471	13,422	5,999
Other miscellaneous income (expense)	(99)	36	(2,020)	3,847
Interest income	51	54	198	285
Interest and other financing expense	(100)	(42)	(256)	(67)
Net income before income taxes	5,094	3,519	11,344	10,064
Provision for income taxes	946	325	1,880	408
Net income from continuing operations	4,148	3,194	9,464	9,656
Income from discontinued operations, net of tax	98	-	277	-
Net income	$4,246	$3,194	$9,741	$9,656

Basic earnings per share
Continuing operations	$0.30	$0.24	$0.70	$0.72
Discontinued operations	0.01	-	0.02	-
Total	$0.31	$0.24	$0.72	$0.72

Diluted earnings per share
Continuing operations	$0.30	$0.23	$0.69	$0.71
Discontinued operations	0.01	-	0.02	-
Total	$0.31	$0.23	$0.71	$0.71

Weighted average shares outstanding
Basic	13,610	13,482	13,598	13,461
Diluted	13,677	13,622	13,688	13,588

HireQuest Inc. Reconciliation of Net Income to Adjusted EBITDA (unaudited)
	Three months ended		Nine months ended
(in thousands)	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Net income	$4,246	$3,194	$9,741	$9,656
Interest and other financing expense	100	42	256	67
Provision for income taxes	946	325	1,880	408
Depreciation and amortization	601	366	1,777	1,065
WOTC related costs	156	175	451	414
EBITDA	6,049	4,102	14,105	11,610
Non-cash compensation	584	851	1,194	1,420
Acquisition related charges, net	(4)	34	2,317	(3,739)
Impairment of notes receivable	-	307	233	307
Adjusted EBITDA	$6,629	$5,294	$17,849	$9,598